Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement Amendment No. 2 on Form S-3/A of Super League Enterprise, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2025 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

September 30, 2025